Exhibit 10.1

AMENDMENT

TO

EMPLOYMENT AGREEMENT

THIS AMENDMENT made and entered into as of this 31st day of December, 2007, by and between BLOUNT INTERNATIONAL, INC., a Delaware corporation (the “Company”) and DENNIS EAGAN (“Executive”);

W I T N E S S E T H:

WHEREAS, the Company and Executive entered into an Employment Agreement, dated as of August 15, 2000 (“Employment Agreement”), providing for the terms and conditions of Executive’s employment by the Company; and

WHEREAS, the parties now desire to amend the Employment Agreement in the manner hereinafter provided;

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein and in the Employment Agreement, the parties hereby agree as follows:

1.

Section 5.1(c) is hereby amended by deleting the present section in its entirety and substituting the following in lieu thereof:

“(c)  Health and Life Insurance Coverage - The health (including executive medical) and group term life insurance benefits coverage provided to Executive at his date of termination shall be continued for the Severance Period at the same level and in the same manner as then provided to actively employed executive participants as if his employment under this Agreement had not terminated.  Any additional coverages Executive had at termination, including dependent coverage, will also be continued for such period on the same terms, to the extent permitted by the applicable policies or contracts.  Any costs Executive was paying for such coverages at the time of termination shall be paid by Executive by separate check payable to the Company each month in advance.  If the terms of the life insurance coverage referred to in this subsection (c), or the laws applicable to such life insurance coverage, do not permit continued participation by Executive, then the Company will arrange for other life insurance coverage at its expense providing substantially similar benefits.

                                                If the terms of the healthcare benefits program referred to in this subsection (c) do not permit continued participation by Executive as required by this subsection or if the healthcare benefits to be provided to Executive and his dependents pursuant to this subsection (c) cannot be provided in a manner such that the benefit payments will continue to be tax-free to Executive and his dependents, then the Company shall (i) make two payments to Executive, the first one within five (5) days after Executive’s date of termination and the second payment one year after the date of the first payment, of a lump sum amount equal to the monthly rate for COBRA coverage at Executive’s termination date (and, in the case of the second payment, the rate in effect one year after his termination date) that is then being paid by former active employees for the level of coverage that applies to Executive and his dependents, minus the amount active employees are then paying for such coverage, multiplied by twelve (12) (plus a tax gross-up on such lump sum amount determined under this subsection (c)), and (ii) permit Executive and his dependents to elect to participate in the healthcare plan for the length of the Severance Period upon payment of the applicable rate for COBRA coverage during the Severance Period.”

2.

Section 5.1(d) is hereby amended by deleting the present section in its entirety and substituting the following in lieu thereof:

“(d)  Employee Retirement Plans - Executive will be treated as if he continued to participate, consistent with past practices, in all employee retirement and deferred compensation plans maintained by the Company in which Executive is eligible to participate as of his date of termination, including, to the extent such plans are still maintained by the Company, the Blount Retirement Plan (this plan has been frozen as of December 31, 2006), the SERP (this plan has been frozen as of December 31, 2006), the Individual SERP, the Blount 401(k) Plan, and the Blount Excess 401(k) Plan.  Executive’s participation in such retirement and deferred compensation plans, including the Individual SERP, shall be treated as continuing for the Severance Period and the compensation payable to Executive under (a) and (b) above shall be treated (unless otherwise excluded) as compensation under the plan as if it were paid on a monthly basis.  For purposes of the Blount 401(k) Plan and the Blount Excess 401(k) Plan, he will receive Company Matching Contributions (but not Savings Plus Contributions) to the plan for the Severance Period at a level equal to the Company’s customary contributions to participants accounts under the plans, assuming Executive had participated in such plans at the maximum permissible contributions level, and the Company shall pay such additional amounts in a lump sum within 30 days of his termination of employment.”

3.

Section 5.1(h) is hereby amended by adding the following sentence to the end of the present section:

“The benefits provided pursuant to this subsection (h) shall be provided in a manner consistent with the requirements of Section 409A of the Code.”

4.

Section 5.1 is hereby amended to adding a new Section 5.1(i) reading as follows:

“(i)  Section 409A Compliance.  The Company shall have the authority to delay the commencement of all or a part of the payments to Executive under this Section 5.1 if Executive is a “key employee” of the Company (as determined by the Company in accordance with procedures established by the Company that are consistent with Section 409A) to a date which is six months after the date of Executive’s termination of employment (and on such date the payments that would otherwise have been made during such six-month period shall be made) to the extent (but only to the extent) such delay is required under the provisions of Section 409A to avoid imposition of additional income and other taxes, provided that the Company and Executive agree to take into account any transitional rules and exemption rules available under Section 409A.”

IN WITNESS WHEREOF, the parties have executed this Amendment as of the day and year first written above.

COMPANY:
BLOUNT INTERNATIONAL, INC.

By:	/s/ Richard H. Irving, III
Richard H. Irving, III
Senior Vice President
General Counsel and
Secretary

EXECUTIVE:

/s/ Dennis E. Eagan
DENNIS EAGAN